Exhibit 10.19

Summary of Board of Directors Compensation as of August 16, 2013

Compensation Element	Annual Amount

Cash Compensation
Annual Board Member Retainer	$18,000

Board Chair Retainer (Additional)	$12,000
Committee Chair Retainers
Audit	$6,000
Compensation	$6,000
Nominating and Corporate Governance	$4,000
Strategy & Acquisition	$4,000
Committee Member Retainers
Audit	$4,000
Compensation	$2,000
Nominating and Corporate Governance Committee	$1,000
Strategy & Acquisition Committee	$1,000
Equity Compensation
Initial Equity Grant	10,000 shares (1)
Annual Equity Grant	6,000 shares (2)

(1)	50% vests at first annual meeting of stockholders following
appointment and 50% vests at second annual meeting of stockholders following appointment.

(2)	100% vests at next annual meeting of stockholders.